Exhibit 99.5

UBS AG

P.O. Box

CH-8098 Zurich

Tel. +41-44-234 11 11

Group Operations Securities

OQ9C – Capital Markets

Thomas Künzli, Marcel Dörig

Tel. +41-44-235 26 38, +41-44-235 45 04

www.ubs.com

To the banks

UBS AG, Zurich and Basel

Public share exchange offer by

UBS Group AG, Zurich

October 7, 2014

Swiss security number / ISIN / Ticker

2.489.948 / CH0024899483 / UBSN	UBS AG registered shares with a nominal value of CHF 0.10 each (untendered registered shares, first trading line)

24.770.431 / CH0247704312 / UBSNE	UBS AG registered shares with a nominal value of CHF 0.10 each (tendered registered shares, separate trading line)

24.476.758 / CH0244767585 / UBSG	UBS Group AG registered shares with a nominal value of CHF 0.10 each

UBS AG (“UBS”) proposes to its shareholders (“UBS shareholders” or “UBS shareholder”) the formation of a new holding company, UBS Group AG (“UBS Group”). To implement this proposal, UBS Group, a Swiss stock corporation (“Aktiengesellschaft”) is offering to acquire all issued UBS shares in exchange for UBS Group shares on a share-for-share basis (the “exchange offer”).

For the background and overview of the public share exchange offer by UBS Group AG, see the Swiss offer prospectus of September 29, 2014 (the “Swiss offer prospectus”).

In accordance with the conditions of the exchange offer each UBS registered share with a nominal value of CHF 0.10 each (individually “UBS share” and jointly “UBS shares”) validly tendered in the exchange offer will be exchanged for a UBS Group registered share with a nominal value of CHF 0.10 each (individually “UBS Group share” and jointly “UBS Group shares”), provided that the tender declaration has not been revoked. The share exchange offer comprises separate offers (the “Swiss exchange offer” and the “U.S. exchange offer”). The Swiss exchange offer is being made to all persons holding UBS shares regardless of their residence, in compliance with local laws, regulations and restrictions and pursuant to the Swiss offer prospectus; for UBS shareholders living in one or more member states of the European Economic Area there is one or more separate prospectuses . The U.S. exchange offer is being made to all persons holding UBS shares resident in the United States pursuant to separate offer documentation.

The Swiss exchange offer and the U.S. exchange offer are being conducted simultaneously, have the same terms in all material respects and are subject to the same conditions.

This document was created by UBS AG (“UBS”) exclusively for the information of the recipient. It may not be duplicated or made available to other persons without the written consent of UBS. It may not be transmitted to countries whose law prohibits this.

The present document does not constitute either an offer or an invitation to buy or sell securities, or a prospectus within the meaning of Art. 652a or Art. 1156 of the Swiss Code of Obligations.

Overview, contents

1 Indicative timetable for the Swiss exchange offer	3

2 Offer restrictions, tax consequences	4

Offer restrictions, tax consequences	4
Transmission of letters from custodians and information materials	4
Tax consequences	4

3 Swiss exchange offer	4

Subject of the Swiss exchange offer	4
Offered shares, conversion ratio	4
Cooling-off period	5
Acceptance period	5
Additional acceptance period	5
Separate trading line for tendered UBS shares	5
Withdrawal right	6
Offer conditions	6
Information on UBS Group	8
Information on UBS (target company)	8
Financing of the exchange offer	8
Contributions in kind and related authorizations	8
Dividend entitlement	8
Cost arrangement and fees	8
Trading of UBS shares	8
Non-tendered UBS shares	9
Listing of UBS Group shares	9
Form and transfer of the UBS Group shares	9
Delisting of the UBS shares, squeeze-out	9
Offer manager	9
Publication	9
Governing law, jurisdiction	10

4 Implementation of the exchange offer, technical settlement	10

Information, registration	10
Transfer to separate trading line	11
Withdrawal right	12
Delisting of tendered UBS shares	12
Bank notification via SIS	12
Transferring of the security in the separate trading line, delivery by SIX SIS AG	12
Settlement of the exchange offer	12
Entry in the share register of UBS Group	13
Brokerage fee for banks domiciled in Switzerland	13
UBS AG, central processing unit	13
UBS AG, Shareholder Services	13
UBS AG, Shareholder-Helpline for general questions / information	13

5 U.S. exchange offer	14

U.S. exchange offer	14

1	Indicative timetable for the Swiss exchange offer

September 29, 2014	Publication of the offer notice and the Swiss offer prospectus

September 30, 2014	Start of the cooling-off period

October 13, 2014	End of the cooling-off period

October 14, 2014	Start of the initial acceptance period

Opening of separate trading line on SIX Swiss Exchange AG (“SIX”) for tendered UBS shares

October 28, 2014	Release of Q3 results

November 11, 2014, 4 p.m. (CET)	End of the initial acceptance period (1) (2)

November 12, 2014	Announcement of preliminary interim results (by electronic media) (2)

November 17, 2014	Announcement of definitive interim results (by electronic and print media) (2)

Start of the additional acceptance period (2)

Extraordinary General Meeting of the UBS Group to resolve on capital increase (2)

November 19, 2014	First settlement: delivery of UBS Group shares for the UBS shares tendered during the initial acceptance period (2)

Listing and first day of trading for UBS Group shares on SIX and adjustment of SIX indices (2)

Listing and first day of trading for UBS Group shares on the New York Stock Exchange (“NYSE”) (2) December 1, 2014, 4 p.m. (CET) end of the additional acceptance period (2) (3)

Closing of trading on the separate trading line for tendered UBS shares (2)

December 2, 2014	announcement of preliminary final results(by electronic media) (2)

December 5, 2014	announcement of definitive final results (by electronic and print media) (2)

Capital increase by contribution of UBS shares tendered during the additional acceptance period and issuance of new UBS Group shares out of authorized capital (2)

December 9, 2014	Second settlement: delivery of UBS Group shares for the UBS shares tendered during the additional acceptance period (2)

Listing of UBS Group Shares newly issued at the second settlement (2)

December 16, 2014	Deadline for requesting brokerage fees for banks domiciled in Switzerland (2)

(1)	The deadline for tenders of UBS shares held in the SIS Settlement System of SIX SIS AG, Baslerstrasse 100, CH-4600 Olten, Schweiz (“SIS”) or in certificated form recorded in the Swiss share register is 4 p.m. Swiss time, on the expiration date. The deadline for tenders of UBS sharfes held in DTC or directly with Computershare Inc., c/o Voluntary Corporate Actions, 250 Royal Street, Suite V Canton, MA 02021 (“Computershare”) is 5 p.m. New York City time, on the expiration date.

(2)	UBS Group reserves the right according to section B.5 of this Swiss offer prospectus to extend the initial acceptance period once or several times. In such case the timetable will be adjusted accordingly. An extension of the initial acceptance period beyond 40 trading days could only occur with the consent of the Swiss Takeover Board.
(3)	The deadline for tenders of UBS shares held in the SIS settlement system or in certificated form recorded in the Swiss share register is 4 p.m. Swiss time on the expiration date of the additional acceptance period. The deadline for tenders of UBS shares held in DTC or directly with Computershare is 5 p.m. New York City time on the expiration date of the additional acceptance period.

2	Offer restrictions, tax consequences

Offer restrictions, tax consequences	The offer restrictions applying to this exchange offer are governed exclusively by the Swiss offer prospectus, section “Offer restrictions”, the EU Offer Prospectus as well as the US Offer Prospectus.

For the excerpt from the Swiss offer prospectus, see appendix 1 to this bank circular. In addition, all offer documents can be obtained from www.ubs.com/exchangeoffer.

Transmission of letters from custodians and information materials	The U.S. exchange offer is being made to all holders of UBS shares located in the United States. The U.S. offer documentation, including a registration statement on Form F-4, which has been filed with the U.S. Securities and Exchange Commission (the “SEC”), may be obtained free of charge from the SEC’s website (www.sec.gov), among other options. See section 5 “U.S. exchange offer” of this banking instruction letter for more information.

In the European Economic Area (“EEA”) there is a public offer in Austria, France, Ireland, the Netherlands, U.K., Luxembourg, Liechtenstein, Germany and Spain (the relevant prospectus can be obtained from www.ubs.com/exchangeoffer). No distribution to Italy.

In the other countries outside Switzerland, nothing may be done which could constitute a public offer under local legislation.

Tax consequences	A description of specific tax consequences of the present exchange offer can be seen in the Swiss offer prospectus (see section K.10 of the Swiss offer prospectus, “Tax consequences”).

For the excerpt from the Swiss offer prospectus, see appendix 2 to this bank circular.

3	Swiss exchange offer

Subject of the Swiss exchange offer	Subject to the offer restrictions in the Swiss offer prospectus, the Swiss exchange offer covers all issued UBS shares (as at September 23, 2014, there were 3,844,301,730 UBS shares issued, see also section F.1 of the Swiss offer prospectus), including all UBS shares issued between September 24, 2014, and the end of the additional acceptance period (as defined below).

Offered shares, conversion ratio	The Swiss exchange offer is on the basis of a conversion ratio of 1:1, under which UBS shareholders can exchange one UBS share with a nominal value of CHF 0.10 for a UBS Group share with a nominal value of CHF 0.10.

The UBS Group shares will carry the same voting and property rights as the UBS shares.

Cooling-off period	The cooling-off period – subject to any extension by the Swiss Takeover Commission – lasts for 10 trading days from publication of the Swiss offer prospectus, i.e. this is planned to be from September 30, 2014 to October 13, 2014. The Swiss exchange offer can only be accepted after the end of the cooling-off period.

Acceptance period	The Swiss exchange offer will be open for acceptance for a period of 21 trading days, unless the UBS Group extends this period “acceptance period”). The acceptance period will start on October 14, 2014 and is schedule to end on November 11, 2014, (extendable; the end of the acceptance period is the “expiration date”).

•	Persons whose UBS shares are held in the SIS settlement system or are certificated and entered in the Swiss share register can tender their UBS shares at any time before 4 p.m. Swiss time on the expiration date (the “Swiss tender deadline”).

•	Persons whose UBS shares are held in the DTC system or directly with Computershare can tender their UBS shares at any time before 5 p.m. New York time on the expiration date, which is the U.S. tender deadline (“U.S. tender deadline”).

UBS Group reserves the right to extend the acceptance period once or more. Any extension of the acceptance period beyond 40 trading days requires approval by the Swiss Takeover Commission.

Additional acceptance period	If the Swiss exchange offer has been declared unconditional, a right to subsequent acceptance of the Swiss exchange offer for a period of 11 trading days (“additional acceptance period”) will be granted pursuant to article 14 para. 5 of the Ordinance of the Takeover Board on Public Takeover Offers of August 21, 2008 (Takeover Ordinance, “TOO”).

The additional acceptance period is scheduled to run from November 17, 2014 to December 1, 2014.

•	Persons whose UBS shares are held in the SIS settlement system or are certificated and entered in the Swiss share register will be able to tender their UBS shares at any time before 4 p.m. Swiss time on the tender deadline for the additional acceptance period.

•	Persons whose UBS shares are held in the DTC system or directly with Computershare will be able to tender their UBS shares at any time before 5 p.m. New York time on the tender deadline for the additional acceptance period.

Separate trading line for tendered UBS shares	UBS shares held in the SIS settlement system and validly tendered in the Swiss exchange offer will be given new Swiss and international securities numbers and will be traded on a separate trading line on the SIX Swiss Exchange. This separate trading line enables a UBS shareholder tendering his/her UBS shares to sell them despite the fact that they have already been tendered in the Swiss exchange offer (see also K.5 in the Swiss offer prospectus).

Withdrawal right	Holders of UBS shares who have tendered them in the Swiss exchange offer can withdraw their UBS shares from the exchange offer as follows.

•	Holders of UBS shares who tender their UBS shares through a bank, broker or other custodian institution in the SIS settlement system should contact the institution through which they have tendered their UBS shares to learn about its procedures for withdrawing UBS shares validly tendered. Such holders should contact their bank, broker or other custodian institution sufficiently in advance of the Swiss tender deadline to allow their previously tendered UBS shares to be validly withdrawn.

•	Holders of UBS shares who have tendered their UBS shares in the form of share certificates recorded in the Swiss share register by means of delivery to the custodian bank (if such holder has a custodian bank) or to UBS Shareholder Services, P.O. Box, CH-8098 Zurich, Switzerland (“UBS Shareholder Services”) (if such holder does not have a custodian bank) of an acceptance form and delivery of their physical certificates may withdraw their tender by delivering to UBS Shareholder Services a properly completed and duly executed notice of withdrawal prior to the Swiss tender deadline. If holders have tendered their UBS shares through a custodian bank, such holders should contact their custodian bank sufficiently in advance of the Swiss tender deadline to allow their previously tendered UBS shares to be validly withdrawn.

•	Holders of UBS shares who tender their UBS shares by means of the DTC book-entry confirmation facility (Automated Tender Offer Program, “ATOP”), may withdraw their tender by instructing their broker, dealer, commercial bank, trust company or other entity to cause the DTC participant through which their UBS shares were tendered to deliver a notice of withdrawal to the U.S. exchange agent by means of an agent’s message transmitted through the DTC book-entry confirmation facility (ATOP) prior to the U.S. tender deadline.

•	Holders of UBS shares who hold their UBS shares in uncertificated form in direct registration with Computershare or in the form of one or more share certificates registered with Computershare may withdraw their tender by delivering to the U.S. exchange agent a properly completed and duly executed notice of withdrawal prior to the U.S. tender deadline.

No withdrawal rights will be provided with respect to UBS shares tendered during the additional acceptance period unless they are specifically provided under applicable law and regulation.

Offer conditions	The Swiss exchange offer is subject to the following conditions.

1.	UBS shares that have been validly tendered and have not been withdrawn from the exchange offer, together with any UBS shares tendered or contributed by UBS to UBS Group or already owned by UBS Group, represent at least 90% of all UBS shares in issue at the expiration of the initial acceptance period (the “Minimum Acceptance Condition”).

2.	The SIX Swiss Exchange has approved the listing and admission to trading of the UBS Group shares and the New York Stock Exchange (“NYSE”) has approved the listing of the UBS Group shares, subject to notice of issuance.

3.	To the extent required, the competent authorities, including, without limitation, FINMA, the Board of Governors of the Federal Reserve System (“Federal Reserve Board”), the Office of the Comptroller of the Currency (“OCC”), the Federal Deposit Insurance Corporation (“FDIC”), the U.K. Prudential Regulatory Authority (“PRA”) and the U.K. Financial Conduct Authority (“FCA”), as well as the competent regulatory authorities in the Cayman Islands, Singapore, Hong Kong, Australia, France, Germany, Jersey and Luxembourg, have granted all approvals, clearances or declarations of no objection required for the Exchange Offer and the function of UBS Group as holding company of the Group and all applicable waiting periods have expired or have been waived.

4.	No court or governmental authority shall have issued a decision or an order preventing, prohibiting or declaring illegal the consummation of the exchange offer.

5.	The U.S. registration statement relating to the UBS Group shares has become effective in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of this registration statement has been issued by the SEC and no proceedings for that purpose have been initiated or threatened by the SEC and not concluded or withdrawn.

UBS Group reserves the right to waive one or more conditions in whole or in part, other than the conditions set forth in clause 2, 4 and 5 above. The condition specified in clause 3 may not be waived with respect to any approvals, clearances and declaration of no objection from FINMA, the U.S. competent authorities, the PRA and the FCA.

Notwithstanding any other provisions of the exchange offer, and in addition to its right to extend and amend the exchange offer at any time, UBS Group will not be required to declare the exchange offer unconditional or accept for exchange any tendered UBS shares, and may delay the acceptance for exchange of, and thus the exchange of, any tendered UBS shares, or may terminate the exchange offer unless all the conditions listed above are satisfied or, to the extent permitted by applicable law, waived.

UBS Group reserves the right to reduce or waive the minimum acceptance condition. If UBS Group reduces or waives the minimum acceptance condition, each holder who has validly tendered his or her UBS Shares in the exchange offer will have the right to withdraw the UBS shares he or she has already tendered for as long as required by applicable law, including any extension of the initial acceptance period required by applicable law.

UBS Group does not intend to reduce the minimum acceptance condition below two-thirds of the total UBS shares issued.

Information on UBS Group	For information on UBS Group, see the Swiss offer prospectus (letters C, D).

Information on UBS (target company)	For information on UBS (target company), see the Swiss offer prospectus (letter F).

Financing of the exchange offer	The UBS Group shares required for the exchange offer will be created by means of capital increases on or around November 17, 2014 and December 5, 2014, executed through the contribution in kind of tendered UBS shares by UBS, acting as a fiduciary. These dates will change if the initial acceptance period and/or the additional acceptance period are extended. The board of directors of UBS (in its capacity as the governing body of the sole shareholder of UBS Group) has committed itself to ensure that the resolutions necessary for the consummation of the exchange offer and for the capital increases in connection therewith are adopted, provided that the exchange offer is successful.

Contributions in kind and related authorizations	Through acceptance of the exchange offer, the UBS shareholders accept that, within the context of the capital increases through contribution in kind of UBS shares described in section C.4.2 above, UBS as Swiss exchange agent will undertake the contributions in kind of UBS shares in its own name but for the account of UBS shareholders who have accepted the exchange offer. Each UBS shareholder tendering in the exchange offer will accordingly be deemed to have authorized UBS to contribute UBS shares tendered in the exchange offer acting in its own name but for the account of the tendering shareholder and to take other necessary or advisable action for their account to effect the exchange (including without limitation to apply on their behalf for the registration in UBS Group’s share register, as set out in section D.1.1 in the Swiss offer prospectus).

Dividend entitlement	The registered shares to be issued by UBS Group in connection with the exchange offer will be entitled to dividend payments from the time of their issuance and will carry the same dividend rights as the existing registered shares of UBS Group.

Cost arrangement and fees	Tendered UBS shares held in the SIS settlement system through banks in Switzerland or held through DTC will be exchanged within the scope of the Swiss exchange offer without charges and fees.

Trading of UBS shares	UBS shares will be traded as follows on the SIX Swiss Exchange starting with the initial acceptance period beginning 14 October, 2014, until the first settlement (scheduled for 19 November, 2014) for UBS shares validly tendered during the initial acceptance period and until the end of the additional acceptance period for UBS Shares validly tendered during the additional acceptance period.

a) Non-tendered UBS shares	Swiss security number:	2.489.948
(Ordinary trading line)	ISIN:	CH0024899483

b) Tendered UBS shares	Swiss security number:	24.770.431
(Separate trading line for UBS shares tendered to be exchanged for UBS Group shares)	ISIN:	CH0247704312

The SIX Swiss Exchange has granted the opening of a separate trading line for trading of the tendered UBS shares held in the SIS Settlement System beginning on October 14, 2014 (start of the initial acceptance period). It is expected that this separate trading line will be closed upon expiration of the additional acceptance period. When selling or purchasing UBS shares on the separate trading line, customary stock exchange charges and brokerage fees will be charged. These costs must be paid by the purchasing and selling shareholders.

Non-tendered UBS shares	Non-tendered UBS shares will continue in circulation under their present Swiss security number 2.489.948 until further notice.

Listing of UBS Group shares	UBS Group has applied for all UBS Group shares to be listed and admitted to trading on the SIX Swiss Exchange. UBS Group also intends to apply for admission of the UBS Group shares on the NYSE. Admissions on the SIX Swiss Exchange and the NYSE are expected to be effective upon first settlement of the UBS shares validly tendered as of the expiration date. The SIX Swiss Exchange has already approved, subject to certain conditions, the inclusion of the UBS Group shares in the SMI and the SPI starting on the first day of trading of the UBS Group shares

Form and transfer of the UBS Group shares	For information on the form and transfer of UBS Group shares, see section D.1.2 of the Swiss offer prospectus.

Delisting of the UBS shares, squeeze-out	In the event that the exchange offer is successful, UBS Group expects to initiate the delisting of the UBS shares from both the SIX Swiss Exchange and NYSE as soon as practicable after consummation of the exchange offer.

If UBS Group acquires more than 98% of the total UBS shares in issue in the exchange offer or within three months after expiration of the additional acceptance period, UBS Group will file a request with the competent Swiss court to invalidate the UBS shares of the remaining UBS minority shareholders based on art. 33 SESTA.

If, during the same period or at any time thereafter, UBS Group acquires at least 90% but not more than 98% of the total UBS shares issued, UBS Group expects to conduct a squeeze-out merger, pursuant to which UBS would merge into a merger subsidiary of UBS Group, which would survive the transaction. UBS Group currently intends that the consideration in the squeeze-out merger will consist exclusively of UBS Group shares.

Offer manager	UBS Group has mandated UBS with the technical implementation of the Swiss exchange offer. UBS also acts as the acceptance and exchange agent for the Swiss exchange offer.

Publication	The offer notice as well as all other publications in connection with the Swiss Exchange Offer are published – if required under applicable laws – in German in the Neue Zürcher Zeitung and in French in Le Temps. They will also be provided to Bloomberg and Reuters.

The Swiss offer prospectus (in German, French and English) can be obtained without delay and free of charge from UBS AG, Prospectus Library, P.O. Box, CH-8098 Zurich (tel: +41 (0)44 239 47 03, telefax: +41 (0)44 239 69 14, e-mail: swiss-prospectus@ubs.com).

The Swiss offer prospectus can also be obtained at www.ubs.com/exchangeoffer.

Governing law, jurisdiction	The Swiss exchange offer and all rights and obligations resulting therefrom are governed by Swiss law. The exclusive place of jurisdiction is the City of Zurich (Zurich 1).

4	Implementation of the exchange offer, technical settlement

Information, registration	Persons whose UBS Shares are held in the SIS Settlement System (account holders)

UBS shareholders who hold their UBS shares in the SIS settlement system through brokers or custodian banks which are SIS participants (whether or not registered as a shareholder in UBS’s share register) will be informed of the procedure for accepting the Swiss exchange offer by their broker or custodian bank, and must act in accordance with such instructions. The letter from the custodian must have the official declaration of acceptance and power of attorney (see enclosure) or, if necessary, the bank’s own declaration of acceptance and power of attorney.

The completed and executed declaration of acceptance and power of attorney must be received by the custodian bank at the latest by the expiration date for the initial acceptance period, planned for November 11, 2014 at 4 p.m. (CET), or by the latest at the expiration date of the additional acceptance period, scheduled for December 1, 2014 at 4 p.m. (CET).

In the case of automatic notification by banks it is assumed that the bank in question will ensure compliance with the statutory requirements.

Persons whose UBS Shares are held in physical form (Heimverwahrer) recorded in the Swiss share register

UBS shareholders who hold their UBS shares in the form of physical share certificates (“Heimverwahrer”) and are recorded in the Swiss share register will be informed of the procedures for accepting the Swiss exchange offer by UBS Shareholder Services directly, and will have to tender their UBS Shares by delivering to their custodian bank (if they have one) or to UBS Shareholder Services (if they do not have a custodian bank) a duly completed acceptance form, together with the certificate(s) representing their UBS shares specified on the acceptance form, and any other required documents in accordance with such instructions, prior to the Swiss tender deadline. Such UBS shareholders should note that UBS Group will not issue UBS Group shares in the form of physical share certificates. As a result, any UBS Group shares issuable in exchange for UBS shares tendered in accordance with these procedures will be delivered in book-entry form in the SIS settlement system to an account with the relevant custodian bank (and SIS participant) or otherwise to an omnibus account maintained by UBS.

Persons whose UBS shares are held in the DTC system or directly with Computershare

UBS shareholders who hold their UBS shares in the DTC system through a custody account with a custodian bank or broker should instruct their broker, dealer, commercial bank, trust company or other entity through which they hold their shares to arrange for the DTC participant holding their shares in their DTC account to tender their shares in the U.S. exchange offer to the U.S. exchange agent by means of delivery through the DTC book-entry confirmation facility (ATOP) of their shares to the DTC account of the U.S. exchange agent, together with an agent’s message acknowledging that the tendering participant has received and agrees to be bound by the terms of the exchange offer, prior to the U.S. tender deadline. All tenders of UBS shares through the DTC book-entry confirmation facilities must be received by the U.S. exchange agent before the U.S. tender deadline.

UBS shareholders who hold their UBS Shares in the form of one or more share certificates registered with Computershare may tender their UBS shares by delivering to the U.S. exchange agent a properly completed and duly executed letter of transmittal, with all applicable signature guarantees from an eligible guarantor institution together with the certificate(s) representing their UBS shares specified on the face of the letter of transmittal, and any other required documents, prior to the U.S. tender deadline. Such UBS shareholders should note that UBS Group will not issue UBS Group shares in the form of physical share certificates. As a result, any UBS Group shares issuable in exchange for UBS shares tendered in accordance with these procedures will be delivered in uncertificated form in direct registration with Computershare.

UBS shareholders who hold their UBS shares in uncertificated form in direct registration with Computershare may tender their UBS shares by delivering to the U.S. exchange agent a properly completed and duly executed letter of transmittal, with all applicable signature guarantees from an eligible guarantor institution and any other required documents, prior to the U.S. tender deadline.

Transfer to separate trading line	The UBS shares tendered (Swiss security number 2.489.948) tendered within the framework of the Swiss exchange offer during the initial or additional acceptance period must be transferred by the custodian bank to the separate trading line (Swiss security number: 24.770.431) immediately after tendering.

To ensure correct processing, SIS will not accept or process any transfer from the ordinary to the separate trading line before the beginning of processing in the period from November 11, 2014, 4 p.m. (the end of the Swiss tender deadline) to first settlement on November 19, 2014. As a result, UBS shares tendered at the start of the additional acceptance period, can only be transferred from the ordinary to the separate trading line by SIS for the first time on November 19, 2014, after posting the first settlement.

Withdrawal right	There is a withdrawal right for UBS shares tendered during the initial acceptance period (cf. section 3 (“Swiss exchange offer”, “Withdrawal right”) in this bank circular. UBS shares tendered during the additional acceptance period cannot be withdrawn, unless specifically provided under applicable law and regulations.

Delisting of tendered UBS shares	Tendered UBS shares (Swiss security number: 2.489.948) will be gradually delisted between October 14, 2014 (start of the initial application offer) and December 1, 2014 (end of the additional acceptance period) by RE->DI instruction from the share register and transferred to the security number of the separate trading line (Swiss security number: 24.770.431).

Bank notification via SIS	It is planned that, from October 14, 2014, (start of the initial acceptance period) until November 11, 2014 at 4 p.m. (CET) or until at the latest December 1, 2014 at 4 p.m. (CET), the banks notify SIS continuously (not cumulated) of their orders to accept the offer by SWIFT instruction MT564 (option 1 = exchange in tendered UBS shares, Swiss security number: 24.77.431, separate trading line).

Tendered registered UBS shares must be delisted – as described above under “Delisting tendered UBS shares” – prior to reporting to SIS.

Transferring of the security in the separate trading line, delivery by SIX SIS AG	It is planned that SIS will subsequently on November 19, 2014, before the beginning of day, book the tendered UBS shares (Swiss security number: 24.770.431) out of the participant custody account and in return book the UBS Group shares (Swiss security number: 24.476.758) in the ratio 1:1 to the participant custody account.

Settlement of the exchange offer	UBS shares tendered during the initial acceptance period are expected to be settled within six (6) trading days after expiry of the initial acceptance period, and any UBS Shares tendered after expiry of the initial acceptance period but before the end of the additional acceptance period are expected to be settled within six (6) trading days following the end of the additional acceptance period. UBS shares validly tendered will be exchanged for UBS Group shares.

The right is reserved to extend the initial acceptance period in this bank circular pursuant to section 3 (“Swiss exchange offer”) – (“Initial acceptance period”).

Custody account holders

Shareholders who hold their UBS shares in a public custody account with a bank who have accepted the Swiss exchange offer will have the tendered UBS shares transferred to the separate trading line (Swiss securities number: 24.770.431) from their custody account. This is planned for November 19, 2014, or December 9, 2014, in exchange for UBS Group shares (Swiss security account: 24.476.758). With regard to registration of the UBS Group shares, shareholders are asked to follow the instructions of their custodian bank.

Home custodians

The book-entry credit of the UBS Group shares is scheduled to be from November 19, 2014, or December 9, 2014. With regard to registration of the UBS Group shares, shareholders are asked to follow the instructions of their custodian bank.

Entry in the share register of UBS Group	The banks will give instructions from November 19, 2014, for entry of the unrecorded shares in the share register using SIS transaction DI-RE.

Banks are requested to use the “General Authorization for Registration of Shares” or the Swiss Bankers Association “one-time registration authorization”, or a neutral registration request.

Registration of UBS group shares is subject to the registration conditions of the company.

All shareholders entered in the UBS share registry will also be entered in the UBS Group share registry.

Brokerage fee for banks domiciled in Switzerland	Banks domiciled in Switzerland will receive a brokerage fee of CHF 8.00 for each account holder. Amounts below CHF 30.00 will not be paid. All charges are included in this brokerage fee.

The brokerage fee must be requested by at the latest five working days after consummation of the Swiss exchange offer, i.e. by December 16, 2014, (subject to the options listed in the present bank circular under section 3 (“Swiss exchange offer”, “Initial acceptance period”) from UBS AG, OQ9C, CH-8098 Zurich, using the enclosed form “Brokerage fee request”. Requests received after this date cannot be considered.

UBS AG, central processing unit	UBS AG

O3R5/OP8E – C/A Processing Switzerland

P.O. Box

CH-8098 Zurich

Phone:     +41-44-236 82 84

Fax:         +41-44-236 45 00

E-mail:    UBS-TRX2014@ubs.com

UBS AG, Shareholder Services	UBS AG

Shareholder Services

Ms Marianne Künzi

Pelikanstrasse 19

P.O. Box

CH-8098 Zurich

Phone:     +41-44-235 66 46

Fax:         +41-44-235 82 20

E-mail:    marianne.kuenzi@ubsc.om

UBS AG, Shareholder-Helpline for general questions / information	UBS Information Agent

Phone:     00 800 6590 6590 oder +44-207 019 7020

E-mail:    UBSinfoagent@georgeson.com

5	U.S. exchange offer

U.S. exchange offer	Persons resident or physically located in the United States should refer only to the U.S. offer documentation, including UBS Group AG’s registration statement on Form F-4 and the U.S. exchange offer/prospectus, which have been filed with the SEC. These documents may be obtained free of charge from the SEC’s website (www.sec.gov) and from the UBS information agent (contact information above). The U.S. exchange offer/prospectus contains important information regarding the terms and conditions of the U.S. exchange offer, including a timeline of the U.S. exchange offer and instructions about how to tender into the U.S. exchange offer. The U.S. exchange offer/prospectus also includes important information about the UBS Group, as well as a description of certain United States federal income tax consequences arising from the exchange offer and squeeze out.

UBS AG

OQ9C – Capital Markets

Unsigned information document

Enclosures:

- Appendix 1: Offer restrictions

- Appendix 2: Tax consequences

- Declaration of acceptance and power of attorney for account holders (German and French)

- Declaration of acceptance and power of attorney for account holders (U.S. Version)

- Brokerage fee demand for banks (German and French)